Exhibit 3.1

CERTIFICATE OF

THIRD AMENDMENT

TO

BYLAWS

OF

SKECHERS U.S.A., INC.,

a Delaware corporation

Section 3.2(A) of the Bylaws of Skechers U.S.A. Inc., a Delaware corporation (the “Corporation”), was amended, effective as of May 15, 2019, by duly adopted resolution of the Board of Directors of the Corporation, to read in its entirety, as follows:

Section 3.2 Number and Term of Office

(A) Until this Section 3.2 is amended by a resolution duly adopted by the Board or by the stockholders of the Corporation, the number of directors constituting the entire Board shall not be less than five (5) members nor more than eleven (11) members. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until his successor shall have been duly elected or until he shall resign or shall have been removed in the manner hereinafter provided.

This Certificate of Third Amendment to Bylaws shall be effective as of this 15th day of May, 2019.

/s/ Philip Paccione
Philip Paccione, Secretary